QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on March 3, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIBER, INC.
(Exact name of registrant as specified in its charter)

Delaware	38-2046833
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5251 DTC Parkway Suite 1400 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip code)

SCB Employment Inducement Award Plan
(Full title of the plan)

Copies to:
Mac J. Slingerlend Chief Executive Officer 5251 DTC Parkway, Suite 1400 Greenwood Village, Colorado	Douglas R. Wright Faegre & Benson LLP 1700 Lincoln Street, Suite 3200 Denver, Colorado 80203
(Name and address of agent for service)

(303) 220-0100
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock	300,000 shares	$9.20	$2,736,000	$349.69(1)

(1)
Estimated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, solely for the purpose of calculating the registration fee based on the average high and low sale prices per share of the registrant's common stock on February 25, 2004 on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        CIBER, Inc., a Delaware corporation (the "Company"), incorporates by reference the following documents filed with the Securities and Exchange Commission (the "SEC"):

  •
  The Company's Annual Report on Form 10-K, filed March 27, 2003, which contains audited financial statements for the Company's fiscal year ended December 31, 2002, the latest fiscal year for which such statements have been filed.

  •
  The Company's Quarterly Report on Form 10-Q, filed May 14, 2003.

  •
  The Company's Quarterly Report on Form 10-Q, filed August 13, 2003.

  •
  The Company's Quarterly Report on Form 10-Q, filed November 6, 2003.

  •
  All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment which indicates that all of the shares of common stock offered have been sold or which deregisters all shares of the common stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this registration statement from the date of filing of such documents.

        Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Company will indemnify, to the fullest extent permitted by applicable law as from time to time may be in effect, any person against all liability and expense (including attorneys' fees and settlement costs) incurred by reason of the fact that he is or was a director or officer of the Company, or while serving as a director or officer of the Company, he is or was serving at the request of the Company as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by the laws of the State of Delaware. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Company would have the power to indemnify against such liability under the provisions of the Certificate of Incorporation. With respect to a determination of entitlement to indemnification, the indemnitee is presumed to be entitled to indemnification and the Company has the burden of proof to overcome that presumption.

        The indemnification provided by the Amended and Restated Certificate of Incorporation is not deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and inures to the benefit of their heirs, executors, and administrators. The provisions of the Amended and Restated Certificate of Incorporation do not preclude the Company from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        The foregoing description of certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws is qualified in its entirety by the actual Amended and Restated Certificate of Incorporation and Bylaws of the Company filed as exhibits to the Registration Statement on Form S-1 (No. 33-74774).

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	CIBER, Inc. SCB Employment Inducement Award Plan
5.1	Opinion of Faegre & Benson LLP
23.1	Consent of Faegre & Benson LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP

Item 9. Undertakings.

        The Company hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on March 2, 2004.

CIBER, INC.
By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BOBBY G. STEVENSON Bobby G. Stevenson	Chairman of the Board and Founder	March 2, 2004
/s/ MAC J. SLINGERLEND Mac J. Slingerlend	President, Chief Executive Officer, Secretary and Director (Principal Executive Officer)	March 2, 2004
/s/ DAVID G. DURHAM David G. Durham	Senior Vice President/Chief Financial Officer and Treasurer (Principal Financial Officer)	March 2, 2004
/s/ CHRISTOPHER L. LOFFREDO Christopher L. Loffredo	Vice President/Chief Accounting Officer (Principal Accounting Officer)	March 2, 2004
/s/ JAMES A. RUTHERFORD James A. Rutherford	Director	March 2, 2004
/s/ ARCHIBALD J. MCGILL Archibald J. McGill	Director	March 2, 2004
/s/ JAMES C. SPIRA James C. Spira	Director	March 2, 2004
/s/ GEORGE A. SISSEL George A. Sissel	Director	March 2, 2004
/s/ PETER H. CHEESBROUGH Peter H. Cheesbrough	Director	March 2, 2004

Index of Exhibits.

        All exhibits are filed electronically unless incorporated by reference.

Exhibit No.	Description
4.1	CIBER, Inc. SCB Employment Inducement Award Plan
5.1 and 23.1	Opinion and consent of counsel
23.2	Consent of KPMG LLP

QuickLinks

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
Index of Exhibits.